UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

T2 BIOSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT FOR THE ANNUAL MEETING OF

STOCKHOLDERS OF T2 BIOSYSTEMS, INC.

ANNUAL MEETING POSTPONED TO FRIDAY, SEPTEMBER 15, 2023

AT 9 AM EASTERN

The following information supplements and amends the proxy statement (the “Proxy Statement”) of T2 Biosystems, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on July 26, 2023 and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2023 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). Capitalized terms used in this supplement, dated September 12, 2023, to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

On September 11, 2023, the Company’s Board of Directors resolved to postpone its Annual Meeting previously scheduled to be held on September 12, 2023 to allow time to change the voting standard for Proposal 1 (to approve an amendment to the Company’s restated certificate of incorporation to effect a reverse stock split of the Company’s Common Stock) in accordance with recent amendments to the Delaware General Corporation Law (the “DGCL”). The postponed Annual Meeting will be held on Friday, September 15, 2023, at 9 a.m. Eastern time at www.virtualshareholdermeeting.com/TTOO2023. For information on how to attend the postponed Annual Meeting online and submit questions during the meeting, please see the information in the Company’s Proxy Statement.

The Record Date for determining stockholders eligible to vote at the Annual Meeting remains July 21, 2023. During the period of postponement, the Company will continue to accept stockholder votes and any stockholders who have not yet voted are encouraged to do so. The Company encourages any eligible stockholder that has not yet voted their shares or provided voting instructions to their broker or other record holders to do so promptly. Any stockholders who have already voted or submitted a proxy do not need to take any further action unless they wish to change their vote.

Effective August 1, 2023, §242(d)(2) was added to the DGCL, which changes the voting standard for reverse stock splits from a majority of the outstanding shares to a majority of the votes cast on the proposal, provided certain other requirements are satisfied (the “Reverse Stock Split Voting Standard Amendment”). Accordingly, the Proxy Statement is hereby supplemented and amended as follows to apply the Reverse Stock Split Voting Standard Amendment:

The following text replaces, in its entirety, the text on page 2 of the Proxy Statement appearing in the first paragraph below “Votes Required”:

“Proposal 1: to adopt and approve the reverse stock split proposal, a majority of the votes cast by the holders of our Common Stock and Series A Preferred Stock, voting together and counted as a single class, will be required.”

The following text replaces, in its entirety, the text on page 4 of the Proxy Statement appearing in the second paragraph below “Abstentions”:

“Abstentions will not be counted as votes cast for or against Proposal 1 and therefore will have no effect on such proposal.”

The following text replaces, in its entirety, the text on page 15 of the Proxy Statement appearing in the first sentence of the fourth paragraph below “Background of the Series A Preferred Stock”:

“The Company believes that a significant number of its outstanding shares of Common Stock are held by a large number of retail stockholders, and that a number of large brokers have previously announced that they were eliminating the practice of discretionary voting of uninstructed shares on some or all matters identified as “routine” under the rules and guidance of applicable stock exchanges, such as the reverse stock split (Proposal 1), which proposal must be approved by a majority of the votes cast by the holders of our Common Stock and Series A Preferred Stock, voting together and counted as a single class.”

The following text replaces, in its entirety, the text on page 19 of the Proxy Statement appearing in the paragraph below “Vote Required to Approve Amendment to our Restated Certificate of Incorporation”:

“A majority of the votes cast by the holders of our Common Stock and Series A Preferred Stock, voting together and counted as a single class, will be required to adopt and approve the amendment to our Restated Certificate to effect the Reverse Stock Split. The holders of Common Stock have the right to cast one vote per share of Common Stock on this proposal. The holders of Series A Preferred Stock have the right to cast 400,000 votes per share of Series A Preferred Stock, or an aggregate of 400,000,000 votes, on this proposal, provided, that such votes must be counted by the Company in the same proportion as the aggregate shares of Common Stock that are voted on this proposal, without regard to abstentions or broker non-votes. If you prefer that the reverse stock split Proposal 1 be approved, you should cast your vote for the proposal. If you prefer that the reverse stock split Proposal 1 not be approved, you should cast your vote against the proposal.”

Except as set forth herein, no additional changes have been made to the Proxy Statement or the proposals to be brought before the 2023 Annual Meeting, which are presented in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. Importantly, holders of the Company’s Common Stock and Series A Preferred Stock may continue to refer to the proxy card sent by mail.

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